EXHIBIT 23.1

CONSENT OF LEGAL COUNSEL

We hereby consent to the use, in the Prospectus as outlined in Securities and Exchange Commission Form S-8, of our name as special counsel to General Communication, Inc. in the preparation of the Prospectus and the rendering of certain opinions including an opinion as to the legality of the shares.

WOHLFORTH, JOHNSON, BRECHT,
CARTLEDGE & BROOKING

/s/ Julius J. Brecht

Anchorage, Alaska

July 27, 2007